Exhibit 99.1
On July 19, 2013, The Interpublic Group of Companies, Inc. held a conference call to discuss its second quarter and first half 2013 results. A transcript of the call follows:

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities David Bank RBC Capital Markets James Dix Wedbush Securities Brian Wieser Pivotal Research	Craig Huber Huber Research Partners Peter Stabler Wells Fargo Securities Matt Chesler Deutsche Bank Securities Benjamin Swinburne Morgan Stanley

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second quarter 2013 earnings conference call. . . . I would now like to introduce Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9.30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our second quarter and first half results.
As usual I'll start out by covering the key highlights of our performance. Frank will then provide additional details on the quarter, and I'll conclude with an update on our agencies and the tone of the business, to be followed by the Q&A.
We are pleased to report a quarter that saw solid growth in many key world markets. In the U.S., which is our largest market, growth accelerated during Q2 from recent levels. In LatAm, we again had an outstanding performance. And in AsiaPac, we posted solid growth on top of challenging year-ago comparisons.
Overall, our second quarter organic growth was 2.2%. Underneath that number, U.S. growth improved to 3.3%, with contributions from a wide range of our agencies. And let's not forget we were cycling through the last of our headwinds in the market of approximately 2 percent. We were led by our marketing services specialists at CMG, Mediabrands, McCann, Huge, Deutsch and several of our integrated agencies. Leading domestic client sectors were Auto & Transportation, Consumer Goods, Food & Beverage and Health Care.
In the Latin America region, organic growth was 16.1%, which was on top of 27% a year ago - very strong performance. In AsiaPac, our growth was 4.5%, which also was on top of double-digit growth in Q2 2012.
Our results also reflect the continued challenging business conditions across Continental Europe, where our Q2 organic revenue change was a decrease of 8.0%, due largely to decreased spend across the region by multinational and local clients, particularly in June, which had weaker-than-expected performance.

Revenue from acquisitions added over 1% to our consolidated organic growth. This is a result of further investments in high-growth marketing disciplines, such as digital, shopper marketing and certain areas of healthcare, as well as acquisitions in high-growth and strategic international markets.
Another highlight of our second quarter was the continued momentum we saw on the new business front. To our already strong record of account wins for the year, which in Q1 included Chevrolet in the U.S., Acura and SABIC, we added headline wins with Cadillac, Amazon media, and Zurich Financial.
These developments speak to the high quality of our offerings. Increasingly, they also reflect our ability to deliver open architecture solutions that pull together the best, customized teams to meet client need and solve for specific marketing or business problems.
Our first half has been very strong in terms of new business. However, only a limited portion of the revenue from these new wins was a factor in our second quarter. This reflects the usual lag in our industry between the announcement of a new assignment and the point at which revenue kicks in.
Turning to operating expenses and profitability in the quarter, operating margin was 10.0% and operating profit $175 million, compared to 10.3% and $176 million in Q2 last year.
The comparisons reflect the investment required this year to secure, as well as to service, our strong new business pipeline. This means we incurred some expenses in Q2 ahead of related revenue on some of our recent wins. But these are significant new assignments, accretive to our results, and that investment will pay off going forward. The other key factor that weighed on profitability in the quarter was the impact of challenging business conditions in Continental Europe.
We will be very focused on converting revenue growth to profit at high rates in the second half of 2013, as we have done in recent years. We'll also be vigilant in managing the impact of declining revenue in Europe. These will be the critical factors in delivering on our margin objective for the full year.
Earnings per share for the second quarter were $0.18, compared with $0.22 a year ago, which benefitted from a lower effective tax rate.
Other items of note in Q2 involve additional progress in our programs to return capital to shareholders and further strengthen the balance sheet. During the quarter, we bought another 7.5 million shares, using $105 million. Since initiating our return-of-capital program in 2011, we have returned a total of $1.2 billion to our owners through a combination of dividends and the repurchase of 88 million shares. And we have retired an additional 33 million dilutive share equivalents through the redemption of convertible debt.
In addition, earlier this week we completed the redemption of our $600 million 10.00% notes, which we had refinanced at some of the lowest rates in our company's history. We will begin to see significant interest savings from this transaction beginning in this year's third quarter.
Year-to-date, our performance in the new business arena has been noteworthy, and our results at major industry award competitions have been very strong this year. This is a reflection of our strong talent base, across all our marketing disciplines, particularly in terms of creativity and our digital expertise. We also continue to see the benefits of our successful deleveraging and the financial strength of our company. A combination of competitive top-line growth and expense discipline will allow us to deliver on our full-year objective of 2-to-3 percent organic revenue growth and a 50-basis-point improvement in operating margin.
I'll now turn things over to Frank for some additional details and will rejoin you after his remarks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On Slide 2, you'll see an overview of results:

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Organic growth was 2.2%, which includes 3.3% in the U.S. and 0.8% internationally. Growth in LatAm and AsiaPac was strong. Our decrease in Continental Europe was steeper in the quarter than recent trend, as was our U.K. result.

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Q2 operating profit was $175 million, and margin was 10.0%. Margin pressure was attributable to two primary factors: first, the high rate of new business additions; second, the revenue decrease in Europe.

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We had $1.62 billion of cash and marketable securities on the balance sheet at quarter-end. As Michael mentioned earlier, we just completed the very accretive call at 105 of our 10.00% Notes. Pro forma for that transaction, our cash balance would be reduced by $630 million.

•	Diluted EPS was $0.18, compared with $0.22 last year, when our tax rate was significantly lower.
Turning to Slide 3, you'll see our P&L for the quarter. I'll cover revenue and operating expenses in detail in the slides that follow.
It's worth noting here that our Q2 tax rate was 41.9%, which is high for us, due to greater losses in certain foreign jurisdictions, particularly in Europe, where we receive no related tax benefit. In contrast, last year's Q2 included a low tax rate of 32.3%, having benefitted from discrete items in the period. We still believe our normalized rate for the full year will be in the 37%-39% range, as we said on our Q4 call.
Also, near the bottom of this slide, average dilutive shares were 448 million, which is a decrease of 6.2% from last year, as a result of our share repurchase program. At quarter end there was $420 million remaining under our current repurchase authorization.
Turning to operations on Slide 4:

•	Revenue in the quarter was $1.76 billion, an increase of 2.4%.

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Compared to Q2 2012, the impact of the change in exchange rates was a negative 100 basis points, while net acquisitions and dispositions added 120 basis points. The resulting organic revenue increase was 2.2%.

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Worldwide, by client sector, we were led by strong growth in Auto & Transportation, followed by Health Care, Financial Services and Consumer Goods. We had decreases in Retail and the Tech & Telecom sector.

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As you can see on the bottom half of this slide, the organic increase at our Integrated Agency Networks segment was 0.8%. The IAN segment grew both in the U.S. and internationally. However, this is the part of the portfolio in which we saw most of the decrease in Continental Europe.

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At our CMG segment, we again saw strong performance, with 9.3% organic growth in the quarter and 11.5% in the first half. We had very strong growth across Public Relations, Sports Marketing and Events.

Moving on to Slide 5, revenue by region:

•	In the U.S., organic growth was 3.3%.

◦	This is well above the level we had been tracking for several quarters, and reflects strong growth across many of our agencies and client sectors.

◦	It's also important to note that our total growth in the U.S. was 4.8%, which includes 150 basis points from net acquisitions over the trailing twelve months.

•	Turning to International markets:

◦	The U.K. decreased 1.3% organically in Q2, though it remains up 4.4% year-to-date. Performance in Q2 was primarily due to lower spend by existing clients.

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Continental Europe decreased 8.0% organically. It's clear that macro conditions continue to weigh on client willingness to invest in the region. Revenue in the month of June was under notably more pressure than we had seen earlier in the quarter. Germany, which is our largest market on the Continent, and which had been stable last year, decreased in Q2. France, Italy and Spain were each negative as well. The Continent was 11% of our Q2 revenue. We have done extensive work to lower our expense base in Europe and will continue to manage expenses to the revenue reality we face.

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In AsiaPac, our largest market outside the U.S., organic revenue growth was 4.5% in Q2, on top of 14.3% a year ago. Our growth was led by the Australia market, followed by India. We continue to expect solid regional growth for the full year.

◦	In LatAm, Q2 organic revenue growth was 16.1%, an outstanding performance. We had contributions from McCann, Lowe, media and CMG, across all of the largest markets.

◦	Our “Other Markets” group decreased 1.8% organically.

Moving on to slide 6, we chart the longer view of our organic revenue change on a trailing 12-month basis. The most recent data point is 0.9%, which is updated to include Q2-13 and the roll-off of Q2-12.
Moving on to Slide 7, operating expenses:

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Total Salaries and Related expenses were 63.8% of revenue in Q2, compared to 63.5% last year. For the six months, our SRS ratio was 68.3%, compared with 68.1% last year. Severance expense in the first half was higher this year by 20 basis points. As a reminder, the first half is the seasonally lighter revenue half for us, which impacts our salaries ratios.

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Our total head count at quarter-end was 44,800, which is an increase of 2.7% over the course of the quarter. Over 40% of our additions were due to acquisitions closed in Q2, mainly in India. We also added talent to support our growth in LatAm, AsiaPac and new business wins in the U.S., as well as our high-growth digital, marketing services and media disciplines. Offsetting these recent investments were reductions in areas of the portfolio where our revenue decreased.

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Incentive expense in the quarter was 2.8% of revenue, compared to 3.3% in Q2 2012. Through six months, expenses for our long-term incentive programs decreased from last year, due to the shortfall in our 2012 performance compared with target. Through six months, our expense for annual incentives in 2013 is at the same level as it was a year ago.

◦	Our expense for temporary labor was 3.6%, compared with 3.7% a year ago.

•	Turning to Office and General expenses on the lower half of the slide:

◦	O&G was 26.3% of revenue in Q2, the same level as a year ago. It was $461 million, compared to $450 million a year ago.

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Most of the increase was due to higher pass-through expenses, which are offset in revenues and are profit-neutral. As you can see on this slide, occupancy increased $3 million, which was a result of higher lease costs under a renewal in New York, and the double-carry of rent expense during agency relocations.

On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 9.6%.
Turning to the current portion of our balance sheet on Slide 9, we ended the quarter with $1.62 billion of cash and short-term marketable securities, which compares to $1.51 billion a year ago, an increase of approximately $110 million. The comparison reflects that we have returned over $520 million to shareholders over the last 12 months in share repurchases and common stock dividends. As we've already mentioned, our June 30 cash balance includes $630 million which was subsequently used to redeem debt.
On slide 10, we turn to cash flow for the quarter.

•	Cash provided by operations was $184 million, compared with $157 million a year ago. Working capital was a source of $17 million, compared with a use of $16 million in Q2 2012.

•	Our investing activities used $43 million, chiefly for cap-ex and acquisitions.

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Our financing activities used $122 million, which includes $105 million for the repurchase of 7.5 million common shares, at an average price of $14.09 per share. Our common stock dividend used $32 million.

Slide 11 charts our debt reduction over the past few years.

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We had a short period of double carry following our debt raise last November, which is reflected here on 12/3/ 2012 and 6/30/13. Pro forma for the redemption completed on Monday, total debt of $2.3 billion on June 30 would be reduced by $600 million to $1.7 billion.

•	You will recall that in November we prefunded the redemption at a blended rate of 3.2%, which means the annualized reduction to our interest expense will be approximately $40 million.

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We will record a charge in Q3 for the $30 million cash premium paid to redeem the 10% Notes plus the write-off of unamortized costs. The total charge of approximately $45 million will be below-the-line and will not impact Q3 operating profit.

In summary, on Slide 12, we are pleased with our growth in certain key markets in Q2. As we move to the second half of the year, we are focused on profit conversion under our revenue growth, as well as managing through the challenges in Europe.
At this point, I'll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Well, at the midpoint of the year, there are significant accomplishments that demonstrate the underlying strength of our agency brands and our longstanding commitment to organically developing digital talent and embedding it throughout our organization.
These are the factors that are driving solid organic revenue growth and a strong record of new business wins, which continued in the third quarter. We remain new-business-positive for the year to date and trailing twelve months. And we continue to see a solid pipeline of opportunities across our organization.
The quality of our product is also highly competitive and trending positively. At Cannes, the industry's top awards competition, which recognizes the most outstanding work from the full range of marketing disciplines and across all media channels, IPG agencies took top honors. We won 30% of the Grand Prix awarded, more than any other holding company, including in the Cyber, Direct, Film, Integrated and PR categories. Draftfcb and McCann both enjoyed their best performance in many years, and McCann Australia's “Dumb Ways to Die” was the most awarded campaign in the 60-year history of the festival.
Whether in PR and healthcare communications, or sports and entertainment and interactive marketing, our agencies consistently distinguish themselves in terms of industry recognition - this clearly shows that we have the people and the expertise to help our clients generate the kind of big ideas they need to win in the marketplace.
At CMG, we continued to see our agencies win market share, invest in digital talent and capabilities, as well as partner effectively to deliver an integrated offering. Weber Shandwick and GolinHarris are best-in-class in the PR sector, just as Octagon and Jack Morton lead the way in their respective areas of expertise.
Mediabrands once again delivered strong results with a progressive and client-centric operating structure that combines traditional media clout and leading-edge offerings across all digital platforms, as well as the industry's most developed pay-for-performance model.
McCann continues to show progress. New business has been positive, senior talent is being added, and the organization is building momentum. It also benefits from a global network that is second-to-none and ideally suited to helping multinational clients succeed in the world's high-growth markets.

Draftfcb has faced revenue challenges this year due to 2012 client losses, but its holistic and highly accountable marketing approach remains right for today's clients' needs, the agency has made progress in raising the bar on its creative product, and we believe it will attract talent and new business once its new leadership is in place.
Performance at our U.S. integrated agencies was solid in the quarter and for the first half. This group is particularly strong in key areas such as digital, strategic planning and creative. We've also been pleased to see successful management transitions at a number of these agencies that will ensure continuity and continued success. Late last year, The Martin Agency named Matt Williams as its new CEO, and during the second quarter at Hill Holliday, Karen Kaplan became only the third CEO in the agency's 45-year history.
More recently, we announced a management succession at Campbell Ewald, where Jim Palmer assumes the CEO role. After an intensive three-month collaboration that was instrumental in our Cadillac win, we also announced that Campbell Ewald would become a part of Lowe, representing the network in the U.S. and providing it with a base from which to grow in this key market. Both the Lowe and Campbell Ewald leadership teams are very enthusiastic about this new partnership, as are we.
In conclusion, our second quarter results showed good revenue growth as we built on the new business momentum that's been apparent since the beginning of the year. With growth, we have a proven track record of controlling costs and managing to the margin - this will be a primary focus for us and our operating teams during the balance of this year.
The significant deleveraging we've undergone and the strength of our balance sheet provide additional, powerful levers that allow us to support the strategic needs of our business and also return capital to our owners.
We have outstanding agency brands that are well-positioned to help clients succeed in an increasingly complex media and consumer landscape. Our longstanding strategy of embedding digital at the core of all of our offerings and agencies continues to prove itself. And our capabilities in high-growth BRIC and other emerging markets are strong across our major networks.
This combination of factors, plus a strong financial foundation and a focus on cost management, will allow us to deliver on our full-year targets of organic revenue growth between 2 and 3 percent and a 50-basis-point improvement in operating margin. This in turn will drive continued shareholder value this year and in the years to come.
With that, I'd like to thank you for your support and open the floor to questions.

QUESTIONS AND ANSWERS
Operator:
. . . Our first question comes from Alexia Quadrani of JPMC.
Alexia S. Quadrani, J.P. Morgan:
Thank you very much. Just a couple of questions. First, you mentioned the headwinds of 2% still hitting the second quarter from last year. Was there any incremental benefit in the second quarter that was a bit of an offset from your bigger headline wins like Chevy? Or is that really going to impact starting in Q3?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. And boy, thanks for joining us this morning, Alexia. I don't know what time it is, but thank you.

Well, first of all, obviously, we do have revenue in the second quarter from the new wins. But, as we indicated, we're ramping up on the employee base and costs associated with that win. So we don't see a lot of incremental margin in the second quarter. Frankly, that's one of the reasons we have a drag on margin in the second quarter, because we've added to our employee base. Just to give you perspective, our employee base and headcount exceeded by - we added in this quarter a couple of hundred employees, so we won't see that impact until the third and fourth quarters. So there was some revenue but not big margin improvement.
Ms. Quadrani:
But if you have to take a look at the third quarter - and you know, Michael, I have to ask you about the third quarter -
Mr. Roth:
[Laughter] What took you so long, Alexia?
Ms. Quadrani:
[Laughter] - taking a look at that, would you expect, with the headwinds coming off, maybe more of a benefit to the top line with some of the bigger account wins maybe coming on board? Would you expect a pickup? And then more specifically on the weakness you saw in Europe in the month of June, any color you can give us on that? Any one-time-ish in nature? Do you think it'll continue to be a bigger drag for the full quarter in Q3?
Mr. Roth:
Well, if you do the math, obviously with our first half-year results, we're expecting improvement in our margin in the second half as well as an increase in revenue because of our new business wins and, frankly, some new business wins we hope to announce in the third quarter. So that's how - and the reason we were able to affirm what we said in terms of our objective of 2% to 3% organic and an increase of 50 margin points. So, yes, we think the second half - and traditionally, our second half is stronger on the revenue side, and we convert in the second half of the year. So that is the reason we're affirming.
As far as Europe, as we indicated, June came in as a surprise to us in terms of its impact, particularly in Germany. Germany was positive last year, so there was a harder comp in June for Germany. But that's still an area that we have some concern about in terms of watching. And obviously, whenever we see a decline in revenue, we look at expense rightsizing. We don't have a lot of - we never counted on a big recovery in Europe, as we've said in the prior calls, but this one particular impact in June was a little bit more dramatic than we were expecting. Hopefully, we'll see better recovery, but at this point, we can't comment on that.
Ms. Quadrani:
Okay, thank you very much.

Operator:
Our next question is from John Janedis of UBS.
John Janedis, UBS Securities:
Thank you. Good morning, guys.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, John.
Mr. Janedis:
Sticking with Europe, Michael, your results were a little bit weaker than some of your peers. Can you attribute that at all to maybe your market or category exposure? And do you need to see any kind of improvements to deliver the margin target?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, clearly, if you look at Auto & Transportation, which obviously was a very strong sector for us, most of the growth was in the United States. So that could account for some of it. If our competitors are stronger in Europe on the auto sector, then the answer to that would be “yes.” The other thing is, this business, we all have different clients in different sectors. In some quarters, we outperform our competitors. In other quarters, it's the reverse. And a lot of it has to do with where our clients come out. We have large multinational clients all over the globe, and in some cases, our clients spend differently. Unfortunately, our clients don't focus on our quarterly earnings. So therefore, how they spend is a different function. But I think you raise an interesting point on the auto sector because we are overweighted on U.S. auto, and that actually bodes well for us for the rest of the year.
Mr. Janedis:
Okay. And then, can you just give us an update on McCann? And at this point, is Harris's full leadership team in place?
Mr. Roth:
Yes. McCann is - first of all, we were very pleased with its performance in Cannes. Everyone - historically, everyone looked at McCann as this strong global agency, and everyone looked to these smaller shops on the creative side. I think the performance of McCann and Draftfcb in Cannes was an indication that you could be a global network and really succeed on the creative side. So we're very pleased with the changes and the impact that both Harris and Gustavo and Luca are having in the marketplace, particularly with our multinational clients. One of the issues I've always said is we want to make sure that we keep the back door closed. And I think the entire team, they've been out there. Harris, I know, and Gustavo and Luca are all traveling, and they're meeting with our clients, and I think they've done a tremendous job in settling down our multinational clients as well as focusing on new business. And I think that bodes well for us in terms of our achieving our objectives.
And certainly McCann is in a stronger position now that it's been in, and we expect it to continue. We're always looking to add talent. We just announced Chris Macdonald coming into the United States. That's a great addition to the McCann team. But we're always looking at it, but we're very pleased with our ability to recruit and the people we have right now.
Mr. Janedis:
Okay. So one final question for McCann then, Michael. Is it fair to say, then, any kind of incremental severance is now behind it?
Mr. Roth:
We always - it's an interesting question because we always say our severance number is around 1%, and we never, we're always exceeding it. I think what that does is it shows that we are very strong in terms of matching our expense profile with our revenue. So if we're at 1.2% or 1.3% going forward, I think that seems to be more consistent as we go forward. And then again in Europe, it takes - the impact on Europe, it takes us a little more on severance because of the social rules out there. And if actions have to take place in Europe, those severance numbers are a little bit higher. But that's something we're going to look into as we go forward. But we view it - whenever we take severance actions, we look for the payback on those actions. And obviously, we take them with a view towards improving our margin on a longer-term basis.
Mr. Janedis:
Thanks a lot.

Operator:
Our next question is from David Bank of RBC Capital Markets.
David Bank, RBC Capital Markets:
Thanks, good morning. So somebody had to ask about 3Q. I guess I'll push it a little further than that. No good deed goes unpunished, right?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Right.
Mr. Bank:
So when you guys entered the year and you set the guidance hurdles, obviously, you knew there were some business coming in. But it sounds like there have been some additional momentum gains that have probably pleasantly surprised you. And you're not going to benefit from the full efficiencies and revenues of all that business, especially as you onboard people and costs associated with rolling it out. So my question is, clearly, you head into 2014 with the costs baked in and the momentum really formed. So if we think about you being able to do 50 basis points on 2 to 3% in '13, can you give us some context for why it shouldn't be better in 2014?
Mr. Roth:
Well, with - I'd like to get through 2013 before I give you guidance on 2014. But if we keep the back door shut, and we continue to improve on the revenue side, and the macroeconomics continue to be growth, as opposed to entering into a recession, I think 2014 should be fine. And - but at this point, we're focused on getting through 2013. But we're very focused on keeping the back door shut and looking at our costs, because what you don't want to do is get ahead of it and anticipate a lot of things that, until they happen, you don't want to have a cost profile. It's not like, “build it and they will come.”
And I think that's one of the fundamental differences in our business these days. And that is, even when we pitch new business, we have to ramp up. And clients are understanding that. You don't have 100 people waiting in a room to jump on new business as soon as it comes in the door. So whenever we have a pitch and it's a big one - take, for example, the Acura win at Mullen - we've added significant size of headcount to support that business, and it was well understood in the beginning that we'd have to ramp up to do that. And that's the way our business model operates. So that said, if we keep our back door closed, we continue to focus on our existing clients, and when new business pitches come up, hopefully we'll win our - more of our fair share or our fair share - of new business wins, then 2014 should be okay, subject to macroeconomics. That's not a forecast for 2014, but it's a mechanical calculation.

Mr. Bank:
Okay. Can I just ask one quick follow-up? I think in your commentary, you had mentioned something about June being a bit of a surprise turndown in different places. And I was wondering if there's any more color on what drove it. And did you see a continuation of the - did you see a continuation of - what happened?
Mr. Roth:
Well, in June, what I said was in Europe, we saw a spike down, particularly in Germany, and France actually. But that's - I didn't say that's true for the rest of the Company. I was focusing on why our European numbers were down. And July isn't over yet, so it's hard for me to comment on what impact it has on the rest of the year. But again, it's 11% of our total revenue. Not that that's insignificant, but we didn't build in big recoveries for Europe. So that's why we're comfortable stating where we are in terms of our ability to achieve our goals.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
We saw, David, softness in both global accounts and local accounts in both of those markets.
Mr. Bank:
Thanks very much, guys,
Mr. Roth:
Thank you

Operator:
Our next question comes from James Dix from Wedbush.
James Dix, Wedbush Securities:
Good morning, gentlemen.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.
Mr. Dix:
Just a couple questions. Just looking at the first half, how did margins come in versus your internal expectations? Obviously, as you had to adjust them for your new business wins. And also, just within that, are incentives through the first half of the year running in-line with or above or below your original plan for the year? And then I just - I have two follow-ups from that, but I'll just stop there.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, first of all, I think Frank answered the question on incentives. Because of our long-term incentives and we have to true it up and last year we were a little bit off, that accounted for some of the diminution in our incentive expense. And we manage this business on a full-year basis. And whether we were on target or not, clearly whenever you have new business and you have to ramp up, the ramp-up isn't built into your objectives for the year, for the - so if you want to look at it that way, you don't build in. Unless you know the business wins are there, you don't build it into your plan. So that's why we look at this business on a full-year basis, and there'll be spikes up and down on a quarterly basis.
That said, what we're saying is that our incentives are in a range of 3.5% for the full year. That's a reasonable number to use based on us achieving our goal of the 50-basis-point improvement. And it's clearly one of our levers, so that if we fall short, then you can expect to see our incentives reflect that we fell short. We have a pay-for-performance model in terms of our networks as well as in Corporate, and -but we don't really see that until, frankly, the fourth quarter.
Mr. Mergenthaler:
James, on the margin expectation, it's probably tracking below where we thought for the very good reason because we've been very heavy on the new business, and for the softness in Europe. If you just take the second quarter, there's probably a 50-basis-point impact on the second quarter margins for those two events. Just the onboarding of people behind the new business wins, which is, again, we'll see the return on it in the back half of the year. And then, there's softness in Europe, where when you see June weaken, you can't adjust your cost base that quick, so that had a negative impact.
Mr. Dix:
Right. Of those 50 basis points, would you say still a majority of that was due to just the ramping on for the new business?
Mr. Mergenthaler:
Between the two events I called out, it was 50 basis points. I don't want to be any more granular than that.
Mr. Dix:
No more granular than that. Okay, fair enough. And then just intangibly, then, are you feeling more or less confident in your full-year outlook than three months ago or about the same, given all of the moving parts with the new business and Europe?
Mr. Roth:
What we always do is we have our agencies and our networks come in and talk about pipeline. I like our pipeline where it is now. We know we have some potential wins in the third quarter, hopefully will be announced. And a lot of our forecasting is based on what we call “to be generated,” which is business that we expect to win and so on. So right now, we're sticking to our, what we said our objectives were. Obviously, the new business wins will help us in achieving our goals. And like I said, we're going to focus on revenue generation, cost containment, in terms of getting our margins in line, and keeping the back door closed. I mean - and this business is just about that. Make sure you have the right talent, make sure you have the right offerings and service offerings that are competitive in the marketplace, don't let your expenses get out of line and win new business as it comes up. And right now, we're on track to do that.
Mr. Dix:
Great. And then my last one is, just given the huge growth you've been seeing in some quarters, specifically in Latin America, I was wondering if you could just comment a little bit on the growth of the overall market there and whether you're seeing any changes in competitive structure, which are helping you on a more recurring basis. Are certain competitors just falling by the wayside? Or - I was just curious as to your color on what's going on in that market there.

Mr. Roth:
Well, we've always, in Latin America we've always - all of our networks, our global networks and our media offerings always -and our marketing services business - are very strong in Latin America. We've done transactions in Latin America to bolster it. For example, with McCann the W acquisition, CUBO on the Mediabrands side. So we're very comfortable with our positioning in Latin America. And I think our performance reflects the fact that we are competitive across-the-board, and that kind of improvement just basically proves that fact.
We have a lot of exciting things going on in Latin America, particularly in Brazil with the World Cup and with the Olympics coming down. So there's nothing to indicate that Latin America is going to have a dramatic reversal. Obviously, some of the social issues that have happened in Brazil raises some concern. But frankly, right now, we're very excited about what's happening down there, and we continue to invest in our people down there. And frankly, our clients are investing there, which is why we're seeing the improvement that we're seeing. So we're very comfortable with that market.
India is another area where we've invested very strongly. In fact, the last quarter we had three transactions pretty much close in India, whether it be on the PR side of it, on the media side of it, and on the advertising side. So India performed high-single-digits in the quarter, and we see India as being a strong market for us going forward. So I think on the emerging markets, I believe we're very well-positioned in terms of our global offerings, and we continue to invest behind our brands in those locations.
Mr. Dix:
Great, thanks very much, guys,
Mr. Mergenthaler:
You're welcome.

Operator:
Your next question is from Brian Wieser of Pivotal Research.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Hi, Brian.
Brian Wieser, Pivotal Research:
Hi, thanks for taking the question. I was wondering, can you talk about the costs that you tend to incur when you're actually launching a pitch or when you're choosing to participate in a pitch? Generally speaking, how do you think about benchmarking? Because I think that most investors are unaware just how expensive some of these participation in pitches are, let alone winning them. So, that was my first question, and then I have a follow-up.
Mr. Roth:
Yes, you're absolutely right. You've been on the other side so you know. It's not unusual to incur $1 million of expenses on a pitch. You want to put your best foot forward, and these days it's very competitive. What's interesting is that we're chasing businesses that, historically for some of our global networks, would have been too small for them. But right now, given the competitive nature of the landscape, we're all chasing businesses.
And, fortunately, the benefit of the holding company model is we have a number of offerings competing for the same business. So one of those - take for example, if we have two or three agencies competing on a particular client and one of them wins, the other two have incurred expenses that they're not going to recover. So we have to be very careful in terms of picking our battles.
But yes, it's not cheap to chase these expenses, these new businesses, and they run into millions of dollars. That's why we say, if you're going to do it, you've got to win it. And so we take it very seriously, and you're right. And that certainly accounts for part of the expense profile that we build in to our forecast.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Brian, we see it in the temp labor line. For agencies that are more active pitching, their temp labor spikes.
Mr. Roth:
Got it. So you really incur the cost at the time of the pitching, and it's not being deferred.
Mr. Mergenthaler:
Sure. Never. Nothing's deferred.
Mr. Roth:
Clients are great. They say put your best foot forward. We go out and we incur production costs. If you look at some of the major pitches, we're actually running commercials to show our capabilities and our strategic thinking. And the economics of this is such that, if you win, and the strategic thinking and the creative that went into the pitch is the one that's adopted, then obviously you recoup it faster. You don't have to reshoot a lot of it. But there's a lot of mechanics here, and you're absolutely right, it costs money to win business. And I think you're seeing that in our results in the first half. But the good news is, we won.
Mr. Weiser:
That's true. And just one - thanks for that clarification, first - one other question then on Draft. Can you update us on timing around the arrival of the new management team? And is it safe to say that any strategic changes or reorientation or any other changes are going to be waiting until then, or is it status quo for the agency until then?
Mr. Roth:
We were thinking of - certainly, we've been looking at strategic changes. Carter will join us sometime in September, and we're excited about that. In the meantime, we're managing our business. Neil Miller and the team at Draftfcb are doing a tremendous job. In fact, we just had some positive news on some clients, and so it's not that we're sitting around waiting. And we are doing recruiting. We are doing some recruiting along the way. Whether the timing of the recruiting will take place at the exact time Carter comes or not - we're running out of time so it probably looks that way.
But we're excited about what's on the horizon. Some of the people we've been talking to are really excited about potentially joining Draftfcb or have already signed on to join. And so I'm real excited about the team that, when Carter finally arrives, he'll be joining in terms of what the future of Draftfcb will hold. In the meantime, we're taking - over here in Corporate, we're taking a close role in the future of Draftfcb and managing it through this interim period.
Mr. Weiser:
Great, thank you very much.

Operator:
Our next question is from Craig Huber of Huber Research Partners.
Craig Huber, Huber Research Partners:
Yes, good morning. A housekeeping question first, please, on currency. Frank, if the currency rates held flat like they are, say, now for the rest of the year, what would the currency impact do you think be for third quarter and fourth quarter on your overall revenues, please?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Probably for the third and fourth quarter somewhere between 1.5% and 2%. I think for the full year, about 1.5% negative.
Mr. Huber:
Okay. Thanks for that.
Mr. Mergenthaler:
You're welcome.
Mr. Huber:
And then my other question is, are there any client reviews of significance here in the U.S. or overseas that investors should be aware of?
Michael Roth, Chairman of the Board and Chief Executive Officer:
There are no significant reviews. We do have Pizza Hut up for review. It's a high-profile client. We've had it for a number of years. And a number of IPG agencies are pitching that business. But absent that, we don't have any big clients in review. Every time I say that, I worry when I get back to the office I'll get a phone call saying we have a big one in review. But right now, knocking on wood here, we don't have any big clients in review.
Mr. Huber:
And then my final question, Mike, on your 2015 operating margin goal of 13%, the peer level of goals, margins out there. What is your thought on what sort of average organic revenue growth you would need here for the next two and a half years in order to get to that full-year 13% margin goal for 2015?
Mr. Roth:
Well, right now, obviously, we've used - historically, our business has been 3% to 5%. We're not quite there yet. Our forecast on - from Magna is certainly for this year 2% to 3%, maybe a little higher there. I think between 3% and 5% in terms of organic growth is something that you could use in terms of overall macro impact.
Mr. Huber:
Great, thank you.
Mr. Roth:
Thank you, Craig.

Operator:
Our next question is from Peter Stabler of Wells Fargo Securities.
Peter Stabler, Wells Fargo Securities:
Good morning. Just a couple quick ones from me, thank you. Could you please remind us of the geographic distribution of your first half headwinds this year? And then, secondly, you alluded to a fairly sizable contribution in the U.S. from acquisitions. Could you just help us remember what those assets were? Thanks very much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
The bulk of the headwinds were in the U.S.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
On that U.S. acquisition front, we had a shopper marketing company that we bought. We had a healthcare company that we purchased. And those two are the largest.
Mr. Roth:
ChaseDesign and Hudson Global.
Mr. Stabler:
Great, thanks very much.

Operator:
Our next question is from Matt Chesler of Deutsche Bank.
Matt Chesler, Deutsche Bank Securities:
Good morning. A couple questions to help think about how the year plays out from here. One's focused on the U.S. So there were 200 basis points of remaining headwinds in the second quarter that you just finished. Do you have any that are worth calling out in the third quarter, or should we be thinking that those are pretty much behind you?
And then, just related to the Olympics, clearly you benefited in the third quarter of last year in the U.K. I presume a lot of that was events-related. What was the distribution of the work that you can call out globally, and to what extent did you have some of that in the third quarter in the U.S. last year or anywhere else?
Michael Roth, Chairman of the Board and Chief Executive Officer:
No, I think the bulk of it was in Europe, and it was Olympic-related. So that is a headwind, if you will, in terms of comparisons. We don't have another Olympics in the third quarter.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
I think last year we disclosed it was $20 million to $25 million.

Mr. Roth:
Exactly. But on the other side of it, there wasn't a lot of margin associated with that business. We'll have to do something about that at CMG. [Laughter.]
Matt Chesler - Deutsche Bank - Analyst
Right, but did you have any significant Olympics-related work that was serviced out of the U.S., as well?
Mr. Roth:
No, we don't have any particularly in the U.S.
Mr. Chesler:
Okay. And then, just interested in a little more color about some of the potential new business that you hope to announce in the third quarter that you referenced a couple of times on this call. So are these situations where you've pretty much won the thing but you're waiting for approval from the clients, or you're just really close and you're feeling good about that? And then just can you scale some of those? Are they on the level of the few that you announced for the second quarter?
Mr. Roth:
Well, no, you don't get a - there aren't big pitches like Cadillac lying around out there. There're a couple of media clients that are of size. And I'm fairly superstitious, so until it's signed and we can announce it, I don't like to count it as a win. But we're feeling positive about some of these on the media side, and some traditional pitches, as well. So, again, there aren't any really big pitches out there right now. And as I said, you never know -but right now, we have some big - there's some media pitches out there. I'm reluctant to tell, to name them, because, frankly, some of them may not have been announced, and I don't want to jump the gun. But I think our pipeline is solid, let me put it to you that way.
Mr. Chesler:
Okay. And then in Europe, it sounds like the weakness may - that you saw in Germany, France and IAN - that maybe it wasn't in auto and transports. Can you talk to the categories that drove some of that? Or was it a broad - ?
Mr. Roth:
What's interesting is it was across the board. We were looking to see if it was one particular area, so that we can call it out and say it was an anomaly. But, frankly, -again, remember, the size of our business there is not significant so, therefore, small impacts add up and that's what you're seeing. So, you're not seeing a $10 million reduction falling to the bottom line. It's a lot of small stuff across these different markets that have affected us. And again, that's a - hopefully that will be a rub of the green in terms of our clients, in terms of how they look at their spend. But we can't comment on that yet.
Mr. Chesler:
Alright, thank you very much.
Mr. Roth:
Thank you.

Operator:
Our next question is from Ben Swinburne of Morgan Stanley.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. A couple of questions. Frank, you gave some really good color on the quarterly impact from some of the moving pieces, but one was pass-throughs you mentioned up front in your prepared remarks. Can you just remind us regionally where that shows up? And on the expense side, I believe that's Other O&G, but just any color -
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
It's in the O&G line. It makes up almost all of the year, the quarter-on-quarter, year-on-year increase.
Mr. Swinburne:
Got it. Is it -
Mr. Mergenthaler:
- so, it's profit-neutral. As I look at my actual cost base within O&G, they're effectively flat.
Mr. Swinburne:
Got it. Is that mostly U.S. or just basically in-line with your broader regional mix?
Mr. Mergenthaler:
It's somewhat consistent with our regional mix.
Mr. Swinburne:
Got it, perfect. And then I wanted to ask on the balance sheet side and working capital as it relates to the new IPG with your current ratings and balance-sheet strength, but also then in terms of the ask from some big clients about turning the agencies into financing partners. Maybe you could put those two variables into your answer, but I think you ended the quarter, if you pro forma for the redemption, at like a billion - one of your lower cash balances in a long time. Are you, how should we think about your net debt and gross debt plans going forward? And do you have any comment on how these payment term requests may or may not impact working capital, particularly as you move into the back half of the year?
Mr. Roth:
On the balance sheet, we - if you recall, we had intentionally built up our cash on our balance sheet to get through the rating agencies and through the “turnaround.” And we always said we had excess cash on our balance sheet. And the fact that we've returned $1.2 billion to our shareholders is a pretty good indication that we felt that and it was time for us not to, there was no need for us to carry that excess cash on our balance sheet.
So right now we have, after we pay off, you take out the $600 million, assume we have $1 billion or so of cash on our balance sheet. We also have the $1 billion credit facility available to us and other resources. So we're very comfortable with our liquidity position. And, frankly, you don't want to carry all that cash on your balance sheet. It costs you money to do that. And, frankly, we would rather give it to our shareholders. So I think what you're seeing now is a good indication of what our balance sheet should look like. And the fact that we had one-time items, for example, the sale of Facebook, and we just took all of that cash and returned it to our shareholders.

So we're very comfortable with our liquidity, our cash available to us to meet our needs, with our balance sheet. And hopefully, the final rating agency will realize the strength of our business and our balance sheet to give us that final upgrade so that we have investment grade across the board.
On the issue of terms, procurement's been around forever. They're always arguing about fees. That's the nature of our business. On one side, clients are correct in asking us to be more efficient in terms of how we do the work, and we do that. And we work very closely with our clients in terms of the FTE model that's developed. And we have to be more efficient. And in this environment, given the pressures of margins, both for our clients as well as us, it's incumbent upon us to be able to do that.
And in terms of terms, particularly on the media side, which is the one that you're probably referring to, everyone says we're not a bank. And we're not a bank. I think we've taken the position, as well as some of our competitors, that those type of terms - Historically in our industry, this is the way: we pay our vendors when we get paid, and that's the way it should be. And frankly, they shouldn't be looking to us to do their financing. Frankly, that's the way the model should work.
We have not seen a major impact on our business model that would affect our business going forward right now, and frankly, hopefully a number of the multinational clients have come out and said we're a partnership and this is the way we should operate and, frankly, I agree with that. Most of our clients look at us and say, you're entitled to make a return on your business, and we're prepared, and we're prepared to say, you know what, particularly on the media side, the pay-for-performance model reflects the fact that it's partnership. And if we do it well, we should get paid for it and that's how we get nice margins on the media side of the business. So a lot's been talked about it. But I think on that particular aspect, I think we've all been fairly consistent that this is the way - the historical way of doing it is the way it should be.
Mr. Swinburne:
Thank you very much.
Mr. Roth:
Okay, thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I thank you all for participating. I hope you have a good rest of the summer and stay cool, and we'll talk to you next quarter. Thank you.
Operator:
This does conclude today's conference call.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
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•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.